Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – February 5, 2009

For Immediate Release	Contact:	John Kyees
Chief Financial Officer
(215) 454-5500

Urban Outfitters Reports Q4 Sales Rise 9%

PHILADELPHIA, February 5, 2009 (GLOBENEWSWIRE) - Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, Terrain and Urban Outfitters brands, today announced sales for the fourth quarter and fiscal year ended January 31, 2009.

Total sales for the fourth quarter reached a record $508 million, an increase of 9% over the comparable quarter last year. Comparable retail segment sales, which includes our Direct-to-consumer channels, increased 3% for the quarter. Comparable store sales rose 3% at Urban Outfitters and decreased 6% and 13% at Anthropologie and Free People respectively, for a combined total company comparable store sales decrease of 1%. Direct-to-consumer sales surged 20%, reflecting strong growth across all brands. Free People wholesale sales decreased 3% for the quarter.

“We believe our brands performed well given the challenging marketplace conditions,” said Glen T. Senk, Chief Executive Officer. “As we enter the spring season, the Company’s inventory is current and well-positioned, sales and expenses are appropriately budgeted, and the merchant teams are focused on providing our customers with compelling fashion newness and excitement,” finished Mr. Senk.

Sales for the year ended January 31, 2009 increased 22%, to a record $1.8 billion. Comparable retail segment sales, which includes our Direct-to-consumer channels, increased 12% for the period. Total Company comparable store sales for the period increased by 8% versus a 5% increase last year. Direct-to-consumer sales surged 32% and Free People wholesale sales rose 13%.

Net sales for the periods were as follows:

	Three months ended January 31,		Twelve months ended January 31,
	2009	2008	2009	2008
	(in thousands)		(in thousands)
Urban Outfitters stores	$213,435	$196,625	$771,362	$628,328
Anthropologie stores	172,098	165,853	642,161	561,990
Free People stores	9,588	6,302	32,907	17,192
Terrain	1,165	—	5,656	—

Net store sales	396,286	368,780	1,452,086	1,207,510

Direct-to-consumer	87,810	72,920	272,472	205,742

Retail segment net sales	484,096	441,700	1,724,558	1,413,252

Wholesale	23,982	23,711	110,060	94,472

Total net sales	$508,078	$465,411	$1,834,618	$1,507,724

During Fiscal 2009, the Company opened 20 Urban Outfitters stores, 13 Anthropologie stores, 15 Free People stores and 1 Terrain garden center, totaling 49 new stores for the fiscal year. The Company plans to open approximately 52 new stores during Fiscal 2010. The Company will release fourth quarter and fiscal year financial and operating results on March 5, 2009.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 142 Urban Outfitters stores in the United States, Canada, and Europe; a catalog and two web sites; 121 Anthropologie stores, a catalog, web site and Leifsdottir, Anthropologie’s newly launched wholesale concept; and Free People wholesale which sells its product to approximately 1,500 specialty stores and select department stores; 30 Free People stores, a catalog and web site; and 1 Terrain garden center as of January 31, 2009.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein

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